UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 30, 2009

CHINA BAICAOTANG MEDICINE LIMITED
 (Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

333-145620	20-8067060
(Commission File Number)	(IRS Employer Identification No.)

No. 102, Chengzhan Road
Liuzhou City, Guangxi Province, P.R.C.
_______________________________________________
(Address of principal executive offices and zip code)

(011) 86-772-363-8318
____________________________________________
(Registrant’s telephone number including area code)

Purden Lake Resource Corp.
7 Ashland Road
Caldwell, NJ 07006
_______________________________
(Former Name and Former Address)

Copy to:
Richard I. Anslow, Esq.
Eric M. Stein, Esq.
Joy Z. Hui, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that is based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s audited financial statements for the fiscal years ended December 31, 2008 and 2007 and the related notes thereto, the unaudited financial statements for the nine months ended  September 30, 2009 and the related notes thereto, and the pro forma financial statements and the related notes filed with this Form 8-K.

In this Form 8-K, references to “we,” “our,” “us,” “China Baicaotang,” or the “Registrant” refer to China Baicaotang Medicine Limited, a Delaware corporation.

Item 1.01 Entry into a Material Definitive Agreement.

As more fully described in Section 2.10 hereof, On December 30, 2009 (the “Closing Date”), the Registrant entered into a Share Exchange Agreement (the “Exchange Agreement”) with Ingenious Paragon Global Limited, a British Virgin Islands company ("Ingenious”), the shareholders of Ingenious named in the Exchange Agreement (the “Ingenious Shareholders”), which own shares constituting 100% of the issued and outstanding common shares of Ingenious (the “Ingenious Shares”). Pursuant to the terms of the Exchange Agreement, the Ingenious Shareholders transferred all Ingenious Shares to the Company in exchange (the “Share Exchange”) for the issuance of 32,000,000 shares (the “Exchange Shares”) of our common stock, par value $0.001 per share (the “Common Stock”) to the Ingenious Shareholders. As a result of the Share Exchange, Ingenious became our wholly-owned subsidiary.

In connection with the closing of the Share Exchange, Lisa Lopomo cancelled 2,900,000 shares of the Common Stock that she owned in the Company, and resigned from our board of directors (the “Board”) and all office positions that she held in the Company. Accordingly, we appointed Hui Tian Tang as the Chairman of the Board and Xiao Yan Zhang as a member of the Board, and we also appointed Hui Tian Tang and Xiao Yan Zhang as our Chief Executive Officer and Chief Financial Officer, respectively. Following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with rule 14F-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Ms. Lopomo’s resignation as a director shall become effective, and Hui Tian Tang and Xiao Yan Zhang shall serve as directors of the Company.

On the Closing Date, simultaneously with the closing of the Share Exchange, pursuant to a Subscription Agreement (the “Subscription Agreement”) dated October 23, 2009 between the Company and certain investors (the “Investors”) named in the Subscription Agreement, we completed a private placement (the “Private Placement”) of an aggregate of $6,322,952 or approximately 632.3 investment units (collectively the “Units,” and individually, the “Unit”), each Unit consisting of (1) 3,937 shares of Common Stock (the “Offering Shares”) and (ii) a five-year warrant to purchase 1,968 shares of the Common Stock (the “Warrant Shares”).

The closing of the Share Exchange was conditioned upon the initial closing of the Private Placement and the closing of the Private Placement was conditioned upon all the conditions to the closing of the Share Exchange were met.

The initial closing of the Private Placement and the closing of the Share Exchange are collectively hereinafter referred to as the “Closing.”

Pursuant to the Subscription Agreement, on or prior to the thirtieth (30th) day after the Closing (the “Registration Statement Filing Date”), we shall file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), (i) registering for resale by the Investors (a) the Offering Shares and (b) the Warrant Shares; and (ii) registering for resale for the co-placement agents of the Private Placement (the “Co-Placement Agents”)  and other agents, shares of Common Stock underlying warrants issued to them in connection with the Private Placement  (all of the foregoing securities being collectively referred herein as the “Registrable Securities”). We shall use our best efforts to have the Registration Statement declared effective prior to the 150th day following the Closing, provided, however, that in the event of a “full review” by the SEC, we shall be afforded an additional 30 days and shall have the Registration Statement declared effective prior to the 180th day following the Closing (the “Registration Effective Date”).

In the event that (i) the Registration Statement has not been (x) filed on or prior to the Registration Filing Date or (y) declared effective by the SEC on or before the Registration Effective Date; and (ii) the Registrable Securities included in such Registration Statement are not saleable under Rule 144, we shall pay to each Investor as liquidated damages, a cash payment equal to 1% of the aggregated amount invested by such Investor in the Private Placement for the first 30 days and 1% of the aggregated amount vested by such Investors in the Private Placement for every 30-day period thereafter until the Registration Statement has been filed and/or declared effective, or such proportionate percentage for any period less than 30 days.

In addition, pursuant to the Subscription Agreement, at the Closing, our management shareholders shall place four million (4,000,000) shares of their Common Stock (the “Make Good Shares”) in an escrow account administrated by Anslow & Jaclin, LLP (the “Make Good Escrow Agent”). In the event we fail to achieve a performance target of $26,000,000 recurring operating net income under the U.S. GAAP before any extra-ordinary gain and excluding any non-cash expenses for our fiscal year ended December 31, 2010 (the “Performance Goal”), the Make Good Escrow Agent shall distribute 1,000,000 Make Good Shares to all Investors on a pro rata basis for every $1,000,000 shortfall under the Performance Target.

Item 2.01 Completion of Acquisition or Disposition of Assets

CLOSING OF SHARE EXCHANGE

As described in Item 1.01 hereof, at the Closing, we consummated the Share Exchange contemplated by the Exchange Agreement, pursuant to which we acquired all of the issued and outstanding shares of Ingenious in exchange for the issuance of 32,000,000 shares of our Common Stock to the shareholders of Ingenious, which resulted in Ingenious becoming our wholly-owned subsidiary.  In connection with the Share Exchange, our principal shareholder, Lisa Lopomo, cancelled 2,900,000 shares of the Common Stock that she owned in the Company.

Overview

Prior to the Share Exchange, we were a “blank check” company with nominal assets. We were incorporated in the State of Delaware on November 30, 2006 to engage in the acquisition, exploration and development of natural resource properties. We purchased a mineral claim and geological report on the Sandlot Claim property (the “Sandlot Property”) that has since expired. The Sandlot Property is located immediately south of Purden Lake, a small resort community on HWY 16 about 42 miles east of the City of Prince George in central British Columbia. The Sandlot Property comprises a contiguous group of ten claim units and covers an area of 472 acres. Prior to the Share Exchange, we ceased our operations because we had not commenced any exploration activities on the Sandlot Property.

Ingenious was incorporated under the laws of the British Virgin Islands on May 29, 2008.   Ingenious owns 100% of the issued and outstanding capital stock of Forever Well Asia Pacific Limited (“Forever Well”), a Hong Kong company incorporated on January 10, 2008.  Forever Well is the sole shareholder of Liuzhou Baicaotang Medicine

Limited (“Liuzhou Baicaotang”) which owns 100% of the issued and outstanding common stock of Hefeng Pharmaceutical Co. Limited (the “Hefeng Pharmaceutical”) and 49% of the issued and outstanding common stock of Guanxi Liuzhou Baicaotang Medicine Retail Limited (“Baicaotang Retail”). The remaining 51% of Baicaotang Retail is owned by Baicaotang Property Management Limited (“Property Management”), an affiliate of Liuzhou Baicaotang.

Our current corporate structure is set forth in the chart below:

Liuzhou Baicaotang, Hefeng Pharmaceutical and Baicaotang Retail operate three (3) interrelated business segments – wholesale, retail and manufacture of pharmaceutical products.

• Wholesale Business

We conduct our wholesale business by purchasing from suppliers of pharmaceutical products and then distributing them to our wholesale customers, including hospitals, retail drug stores, other pharmaceutical wholesalers, clinics, medical centers, and individuals.

• Retail Business

Located in Liuzhou City, Guangxi province, and established in 2001, Baicaotang Retail operates what we believe to be one of the largest regional wholesale networks in Guangxi province, consisting of 66 directly owned retail stores in Guangxi province under the registered name “Baicaotang白草堂.” Our retail stores provide high-quality convenient and professional pharmaceutical service, and supply a wide variety of medicines, including western medicine, traditional Chinese medicine, dried Chinese herbal medicine, roughly processed Chinese herbal medicine, family planning products, and seasonal medicine.

• Hefeng Pharmaceutical

Located in Donglan District, Guangxi province and built on approximately 40,000 square meters of land owned by the Company, Hefeng Pharmaceutical was established in 1970 as a state-owned company and was privatized in 2006. Hefeng Pharmaceutical operates four (4) product units: (1) Chinese herbal medicine abstraction unit for raw material and medicine paste with 100 tons of annual abstraction capacity; (2) granular formulation unit with an annual production capacity of 2 billion packages; (3) pill formulation unit with annual production capacity of 3 billion pills, and (4) liquid formulation unit with an annual production capacity of 0.1 billion injection.

Hefeng Pharmaceutical produces and sells pharmaceutical products under the registered name “Asio (亚太)” in traditional anti-inflammatory and antibacterial drugs, cancer treatment drugs, cardio-vascular disease drugs and hepatitis drugs. Hefeng Pharmaceutical’s best-selling products include Tabellae Sarcandrae, Corydalis Saxicola Bunting (Yanhuanglian), Hydroxycamptotbecine Injection, Yinge Tongmai Tea and Levodopa.  In addition, Hefeng Pharmaceutical owns a raw material plantation base, maintains a comprehensive framework for research and development of pharmaceutical products which is undertaken by a few specialized development teams, and launches new products on a regular basis.

Industry Overview

We operate in the large and growing pharmaceutical wholesale and retail industry in China, which we believe offers compelling industry fundamentals and benefits from favorable demographics. With approximately one-fifth of the world’s population and one of the world’s fastest growing economies, China presents significant potential for the retail drugstore industry. According to the PRC State Information Center and Bejing Duhuida Consulting’s Research Report, total expenditure on pharmaceutical products in China increased from RMB175.6 billion in 2002 to RMB360.3 billion (US$47.3 billion) in 2006, representing a compound annual growth rate of 19.7% in that period. Beijing Duhuida Consulting, an independent market research and consulting firm, expects expenditure on pharmaceutical products in China to grow at 23.5% annually between 2007 and 2011, and to reach RMB965.2 billion (US$126.8 billion) in 2011. The following chart sets forth the historical and projected expenditure on pharmaceutical products in China by category of pharmaceutical products for the periods indicated:

	2007	2008	2009 E	2010 E	2011 E
OTC drugs
Western medicine	10.6	12.1	13.5	14.9	16
Traditional Chinese medicine	42.3	48.5	53.8	59.7	64.2
Subtotal	52.9	60.6	67.3	74.6	80.2
Prescription drugs
Western medicine	230.7	293	365.2	479	626.7
Traditional Chinese medicine	57.7	73.3	91.3	119.7	156.7
Subtotal	288.4	366.3	456.5	598.7	783.4
Nutritional supplements	52.4	54.8	59	63.4	68.9
Herbal products	21.1	23.4	26.8	30.8	32.8
Total expenditure on pharmaceutical products	414.8	505.1	609.6	767.5	965.3

(Source: PRC State Information Center and Beijing Duhuida Consulting’s Research Report)

The growth potential of the pharmaceutical wholesale and drugstore industry in China is further demonstrated by the rapid growing expenditure on pharmaceutical products per capita. According to the PRC National Bureau of Statistics, expenditure on pharmaceutical products per capita in China was US$42.6 in 2006, which lags far behind many developed countries such as the United States, Germany, France, Australia and Japan. However, it is projected that expenditure on pharmaceutical products per capita in China is to grow at 18.0% annually between 2007 and 2011 and reach US$99.2 by 2011. This growth rate is significantly higher than in many developed countries such as the United States, Germany, France, Australia and Japan, where the growth rate of the expenditure on pharmaceutical products is projected to be between 4.8% and 13.7% from 2007 to 2011. The following charts set forth expenditure on pharmaceutical products per capita of various countries in 2006 and the projected growth rate of expenditure on pharmaceutical products per capita of various countries from 2007 to 2011.

(Source: PRC National Bureau of Statistics and Beijing Duhuida Consulting’s Research Report)

Market Overview

In China, retail pharmaceutical and other healthcare related products could be purchased at either hospital pharmacies or non-hospital drugstores, including independent drugstores and drugstore chains. Historically, sales by hospital pharmacies accounted for a larger percentage of retail sales of pharmaceutical products in China. This is because out-patients typically purchase their prescription drugs at hospital pharmacies in accordance with doctors’ prescriptions. However, if a medical condition can be treated with OTC drugs, many Chinese people typically choose to purchase OTC drugs from non-hospital drugstores instead of consulting a doctor in a hospital for prescription medicines.

	2007	2008	2009 E	2010 E	2011 E

Hospital pharmacies	254.1	278.9	298.2	318.8	325.9
Non-hospital drugstores	107.3	125.8	152.4	184.5	226.4
Total retail drug sales	361.4	404.7	450.6	503.3	552.3
Non-hospital drugstore

 (Source: Beijing DHD’s research report)

In recent years, the PRC government has promulgated a number of measures to regulate the pharmaceutical industry, directly or indirectly, which are expected to favor non-hospital drugstores more than hospital pharmacies. According to 2007-2008 Research on Financing and M&A Strategy of China Pharmaceutical Chain Store for Bejing Duhuida Consulting Limited sales from non-hospital drugstores are expected to constitute 41.0% of total drug sales in 2011, compared to 28.4% in 2006. The above table sets forth historical and projected retail drug sales by hospital pharmacies and non-hospital drugstores, which include independent drugstores and drugstore chains, for the periods indicated:

Fragmentation of the Pharmaceutical Chain Store Industry and the Trend for Consolidation

The drugstore industry in China is highly fragmented. Retail pharmacies in China include chain drugstores, individual stores, and OTC counters in retail chain stores and supermarkets. While pharmacy chain stores and retail chain stores with OTC counters are expanding quickly, neither format has developed a nationwide presence in China. The NDRC reported that as of December 31, 2004, 7,445 pharmaceutical product wholesalers, 1,410 pharmacy chain stores and 58,065 individual pharmaceutical product retailers have obtained Good Supply Practices certification. Given the level of fragmentation and increased regulatory requirements, the Company believes retailers with an effective nationwide presence and a strong reputation are most likely to thrive.

Non-Pharmaceutical Sales Opportunity at Retail Pharmacies

We believe drugstore non-pharmaceutical merchandise, combined with prescription and non-prescription drugs, provides customers with a complete wellness solution. Non-pharmaceutical merchandise includes nutrition supplements, beauty, cosmetics and fragrance products, personal care products, as well as consumable, seasonal, promotional and other non-prescription products.

Challenges for the Drugstore Industry in China and Increased Competition

While the Chinese economy in general and the drugstore industry in particular have grown significantly in the past decade, such growth may not continue in the future. The drugstore industry in China faces a number of challenges, including:

•	Competition in the retail drugstore market in China may also intensify;

•	Industry reforms aimed to meet China’s commitments under WTO may foster increased competition from multinational pharmacy chains at the expense of China-based pharmacy chains; and

•
Current PRC laws and regulations limit any foreign investor’s ownership of drugstores to 49.0% if the foreign investor owns interests in more than 30 drugstores in China that sell a variety of branded pharmaceutical products sourced from different suppliers. If this restriction is relaxed or eliminated, there may be increasing competition from large foreign drugstore chains which intend to enter into the drugstore industry in China.

The Chinese Medicine Market in China

The Company believes that traditional Chinese Medicine (“TCM”) treatment has grown more popular worldwide. In contrast to Western medicine (“WM”), TCM does not focus on a single target but on multiple targets involved in a particular disease condition by applying diverse modalities, such as herbal medicine, acupuncture, moxibustion, etc. There is no pre-determined treatment procedure in TCM, and every patient condition is handled individually. Such patient-tailored treatments have a millennia-old tradition in TCM. On the other hand, one major reason for reluctance of western academia towards TCM is due to the lack of clinical studies of TCM results. Recently a number of clinical studies were conducted on TCM providing evidence off the effectiveness of TCM.

As a result, total sales of natural herbal medicine around the world have been growing at a 20% annual rate. Statistics show us that 70% of the world population has received Chinese medicine treatments or healthcare treatment. The total Chinese medicine industry is worth 70 billion RMB, of which pill formulation drugs and health products account for 50 billion RMB of sales; herbal medicine drugs account for 15 billion RMB of sales; and granular formulation drugs account for 5-6 billion RMB. However the Chinese medicine industry accounts only for 25% of the total medicine industry in China. Thus, the Company believes there is great potential for the industry to grow.

In addition, the Chinese government will heavily subsidize the Chinese medicine industry by releasing more beneficial policies to achieve a 12% market share increase from its current 30% in the international arena, and encourage modernization of the entire industry by granting interest free loans. The policies include tax reductions, and lowering lending rates for Chinese medicine enterprises.

Products

Products Offered by Hefeng Pharmaceutical

Producing both Chinese medicine and Western medicine in its production site located in Donglan County, Guangxi province, Hefeng Pharmaceutical maintains valid production licenses for 83 drugs. Below is the description of the five (5) best-selling drugs among the 83 production lines.

• Corydalis Saxicola Bunting (Yanhuanglian)
Corydalis Saxicola Bunting is an important component in various prescriptions in traditional Chinese medicine. Yanhuanglian has been demonstrated to possess many pharmacological activities, including antibacterial, antiviral and anticancer activities. The active fractions are dehydrocavidine, coptisine, dehydroapocavidine and tetradehydroscoulerine. Systemic clearance of the four active alkaloids in plasma was over 93% of hepatic blood flow, indicating they may be quickly eliminated via hepatic clearance. Less than 10% of the drug was excreted via urine following intravenous and oral administration, suggesting that these four alkaloids may undergo significant metabolism in the body or the drug may be excreted via other routes other than urine. Intravenous administration of Yanhuanglian is the most common clinical practice, because it can improve absorption of the four active alkaloids into systemic circulation.

We are the sole licensed producer for this drug, and the market demand for this drug far exceeds the supply due to distinguishing effectiveness of the drug to treat hepatic diseases. In addition the gross profit margin with wholesalers can reach as high as 85%, and with retailers can reach 97% or the cost of raw material can be counted insignificant.

• Tabellae Sarcandrae
Tabellae Sarcandrae has similar anti-inflammatory and antibacterial effects as anti-biotics in Western medicine. Tabellae Sarcandrae possessed marked inhibition effect to auricular inflammation in mice caused by croton oil, footpad inflammation in rats caused by carragheenin and granuloma in mice by cotton ball. It could also relieve obviously abdominal pain caused by acetic acid and inhibit bacterial growth.

• Hydroxycamptotbecine Injection
Hydroxycamptotbecine Injection is used to treat cancers such as esophagus cancer, carcinoma ventriculi, carcinoma hepatis and colon cancer. We are the sole licensed producer of this drug.

• Levodopa
Levodopa is used to treat the stiffness, tremors, spasms, and poor muscle control of Parkinson's disease. Levodopa is also used to treat these same muscular conditions when they are caused by drugs such as chlorpromazine (Thorazine), fluphenazine (Prolixin), perphenazine (Trilafon), and others. As traditional Chinese medicine has become more and more popular worldwide, especially in South-east Asian countries whose cultures are similar to that of the Chinese, we have exported roughly processed Levodopa raw material to Japan and Thailand.

• Yinge Tongmai Tea
Yingde Tongmai Tea made of Ginkgo Biloba, Kudzu root and Chinese tea, is used to clear up blood vessels and treat cardio-vascular diseases. We have been applying for an OTC drug license for our Yinge Tongmai Tea. Once the application has been approved, it can be sold as a functional drink both having effect of clearing blood vessels and preventing cardio-vascular disease.

Products and services offered by Baicaotang Retail

Baicaotang Retail provides our customers with high-quality professional and convenient pharmaceutical services and supply of a wide variety of medicines, including Western medicine, traditional Chinese medicine, raw materials of dried herbal products, roughly processed herbal medicine, family planning products, as well as convenient seasonal and promotional items. After comprehensively analyzing a large quantity of drugs available for sale in China, our management has concluded that a much smaller quantity of active ingredients are present in a significant majority of drugs purchased by Chinese consumers. Accordingly, management has selected a diverse range of medicines based upon these (3) ingredients which management believes can drive consumer demand. A typical retail drug store of Baicaotang Retail carries approximately 2,800 to 3,200 different products. Management regularly reviews and refines the product selection in order to respond to change in demographics, lifestyles, shopping habits and product preferences of our customers.

Our product selection is designed to offer choices and convenience to our customers and to achieve high gross margins for us. We offer our customers a broader range of choices in two respects. First, we offer a wide range of complementary products in each therapeutic category so that customers have more choices to suit their needs. For example, a customer looking for a cough remedy will be able to find a wide variety of choices including different OTC drugs, nutritional supplements and herbal products. Second, for products with the same therapeutic purpose, we offer choices in each of the high, medium and low price ranges to suit the needs of customers with different spending power.

•
Packaged Western and Traditional Chinese Medicine. We offer approximately 2,750 packaged drugs including prescription and OTC drugs. We accept prescriptions only from licensed healthcare providers and do not prescribe medications or otherwise practice medicine. Our in-store pharmacists verify the validity, accuracy and completeness of all prescription drug orders. We ask all prescription drug customers to provide us with information regarding drug allergies, current medical conditions and current medications.

•
Chinese Herbal Medicine. We offer approximately 450 types of various drinkable herbal remedies and packages of assorted herbs for making soup, which are used by consumers as health supplements. Herbal products typically have higher margins than prescription and OTC drugs.

•
Family Planning Products. We offer approximately 40 family planning products, which include family care products such as portable medical devices for family use, birth control and early pregnancy test products and convenience products. Our family planning products also include seasonal and promotional items tailored to local consumer demand for convenience and quality. We believe offering these products increases customer visits by increasing the shopping convenience for our customers.

Products offered by our wholesaler
Our wholesale business provides Baicaotang Retail with the majority of the pharmaceutical products sold in retail drugstores. Approximately 95% of the packaged Western medicine and traditional Chinese Medicine, 100% of the Chinese Herbal Medicine and 100% of the family planning products are supplied by our wholesale business.

Besides providing procurement to our retail business, the majority of the sales revenue of our wholesale business arises from supplying pharmaceutical products to hospitals, clinics and healthcare centers at provincial, city, county and district levels. In addition, our wholesale business also exchanges our products with other wholesale networks to obtain products that we do not produce. Further, our wholesale business also distributes our products to other retail networks.

Production Facility

Our production plant maintains Good Manufacturing Practice (“GMP”) certification authorized by the national accreditation bodies of the PRC. A GMP-certified facility operates under the GMP parameters prescribed by the institution granting such certification. GMP parameters are operating standards that are formed to ensure product quality, by regulating the manufacturing space, the storage warehouse for raw materials and finished products, and laboratory areas of the production facility.

Target Market

We have targeted China’s second- and third- tier cities and extensive rural areas as our target market. The second- and third- tier cities cover all the urban municipals in China, excluding major metropolitan areas such as Beijing, Shanghai, Guangzhou, Shenzhen, etc. We select our target market based upon the following consideration:

•  Experience in developing markets in second- and third tier cities. We started our business in Guangxi province which hosts many second- and third- tier cities with less intensity of commercial competition. Through decades of operations in such a business environment, we have accumulated extensive business operating experience in developing a market in second- and three-tier cities, and have built a strong reputation and brand name awareness.  Moreover, we have not only gained valuable experience in operational management, but also built up a precious sales network in the region. As a result, we are more effective in operating and conducting our business in areas that are not very commercialized, but with immense consumption potential to be unleashed.

•  Extensive market exposure and market development opportunities. According to the China Statistics Bureau, in 2004 there were 4 directly administrative cities, namely Beijing, Shanghai, Tianjin and Chongqing, 23 provinces, 5 minority autonomous regions and 2 special area regions -- Hong Kong and Macau. The first-tier cities include approximately 10 metropolitan areas, including Beijing, Shanghai, Tianjin, Chongqing, Hong Kong Macau, Guangzhou, Shenzhen, Suzhou, Hangzhou, etc. By focusing on second- and third- tier cities, we are actually targeting the market with a total of approximately 300 provincial-level cities, 2,800 county-level cities and 1,100 towns, excluding the villages in rural areas. According to the 2006 Report of China Hygiene Year Book, in Guangxi Zhuang Autonomous Region alone, there were 9,431 medical institutions including: 458 hospitals, 1,295 county-level clinics, 68 emergency medical services, 106 women and children healthcare centers, 103 village clinics and 7,138 community medical centers, including the private clinics and health service centers scattered across the rural areas. By limiting our operating resources to second- and third-tier cities town, and villages, we are developing a market with great capacity, opportunities and potential.

Competition

Retail Chain and Wholesale

The pharmaceutical industry in China is intensely competitive, rapidly evolving and highly fragmented. In many large cities in China, we need to not only compete with other retail drugstores, but also face increasing competition pressure from discount stores, convenience stores and supermarkets. In order to maintain our competitive position in the market, we have increasingly diversified products and services by offering some non-drug products that are provided in regular convenience stores. In addition, we also increased our competitiveness through careful selection of store location, merchandise, and services.

With the continuous consolidation of the pharmaceutical industry and opening of new drugstore chains in large cities, we will face more competition in the industry. However, in many of our targeted second- and third- tier cities and rural areas, we are facing less competition because major drugstore chains have not entered into the market. We are in a good position to establish our standing and reputation in these targeted markets. In addition, the pharmaceutical industry has entrance barriers for new entrants due to the requirements for capital, brand name, management expertise, etc. Further, PRC laws and regulations limit a foreign investor’s ownership in retail drugstores to the maximum of 49.0% if such investor holds ownership interest in more than 30 drug stores that sell a variety of branded drugs sourced from different suppliers. This limitation, together with the complexity of the Chinese market, creates a barrier for foreign retail drugstore chain operators to enter into the PRC market. As a result, currently we do not face notable competition from foreigner drugstore chains.

Because our network covers many cities and areas, and many of drugstores are regional, our competitors vary from region to region. Each region can have its own, among others, distinct demographics, local regulations and shopping style. We do not consider any individual regional drugstore as our major competitor, but we compete with them on an aggregate basis. Our main competitors in Guangxi province are Guangxi Guizhong Pharmaceutical Chain Store Group located in Liuzhou City; Guangxi Yixin Medicine Chain Store Co. Limited, Guangxi Chaoyang Pharmaceutical Chain Store Group Ltd, and Guangxi Yixin Medicine Limited located at Nanning; Guangxi Guilin Medicine Limited located in Guilin, and Guangxi Guiyu Medicine Limited located in Yulin.

Manufacturing

With respect to the competition to our drug production, because we produce a wide variety of drugs, we do not have any competition to our entire production, but we do compete with other manufacturers for each drug category. For instance, although we are the sole authorized producer of Corydalis Saxicola Bunting (Yanhuanglian), there are drugs that have a similar medical effect.

Government Regulation

We are subject to various Chinese laws and regulations pertaining to the pharmaceutical industry. We have attained certificates, permits, and licenses required for the operation of a pharmaceutical enterprise and the manufacturing of pharmaceutical products in China.

In 1998, the PRC State Food and Drug Administration (“SFDA”) introduced the GMP Certificate in order to promote quality and safety of pharmaceutical production Good Manufacturing Practices have been revised in July and October, 2004. We are required to meet GMP standards in order to continue manufacturing pharmaceutical products and health foods. For each new product, we prepare documentation of pharmacological, toxicity, pharmacokinetics and drug metabolism studies in addition to providing samples of the drug. The documentation and samples are then submitted to the provincial food and drug administration. This process typically takes approximately three months. After the documentation and samples have been approved by the provincial food and drug administration, the provincial administration submits the approved documentation and samples to the SFDA. The SFDA examines the documentation and tests the samples and presents the findings to the New Drug Examination Committee for approval. If the application is approved by the SFDA, the SFDA will issue a clinical trial license to the applicant for clinical trials. This clinical trial license approval typically takes one year, followed by approximately two years of trials, depending on the category and class of the new drug. The SFDA then examines the documentation from the trial and, if approved, issues the new drug license to the applicant. This process usually takes eight months. The entire process takes anywhere from three to four years.

The GMP certificate is valid for a term of five years, the pharmaceutical products production permits are subject to renewal every five years, and the health food production permits are valid for three-year terms, and each must be renewed before its expiration, if applicable. If our GMP certificate expires without renewal, we will not be able to continue manufacturing pharmaceutical products, which will cause our production operations to be terminated.

In addition, a distributor of pharmaceutical products in China must obtain a pharmaceutical distribution permit from the relevant provincial or local SFDA branches. The distribution permit is granted if the relevant SFDA provincial branch receives satisfactory inspection results of the distributor’s facilities, warehouse, hygiene environment, quality control systems, personnel and equipment.  A pharmaceutical distribution permit is valid for five years.

The SFDA applies Good Supply Practice (“GSP”) standards to all pharmaceutical wholesale and retail distributors to ensure the quality of distribution in China. The currently applicable GSP standards require pharmaceutical distributors to implement controls on the distribution of medicine, including standards regarding staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management and quality control. A certificate for GSP standards, or GSP certificate, is valid for five years, except for a newly established pharmaceutical distribution company, for which the GSP certificate is valid for only one year. If our GSP certificate expires without renewal, we will not be able to continue distributing pharmaceutical products, which will cause our wholesale and retail distribution to be terminated.

Competitive Advantage

Leading Product and Brand Name in Diversified Area

Over the years, we have developed and introduced a number of pharmaceutical products under the brand names Baicaotang (百草堂) and Asio (亚太), which we believe are the leading products in their respective market segments, including Levodopa, which treats the stiffness, tremors, spasms, and poor muscle control of Parkinson's disease; Hydroxycamptotbecine Injection, which we believe is one of the best choices to fight cancers of various kinds with minimal side effects; Tabellae Sarcandrae, which is called Chinese anti-biotic and has similar anti-inflammatory and antibacterial effects as anti-biotics used in Western medicine; Corydalis Saxicola Bunting (Yanhuanglian), which treats hepatitis, liver cirrhosis, liver ascites and liver cancer; and Yinge Tongmai Tea, which improves cardio-vascular condition and blood circulation, and can be taken as a normal healthy drink on a daily basis. As a result, “Asio (亚太)” has become a widely recognized brand name for our self-developed drugs in China. Among our five best-selling drugs, we are the sole producer of Corydalis Saxicola Bunting (Yanhuanglian) and Hydroxycamptotbecine Injection.

In addition, our sales and marketing teams are specialized in promoting products in different therapeutic categories. The teams have strong relationships with healthcare executives, doctors and pharmacies in their respective target markets and possess extensive sales and marketing experience in promoting prescription and non-prescription pharmaceutical products.

Strong Research and Development Capability

Our research and development department relies upon a research institute jointly formed by us and China Medicine University located in Nanjing China, which focuses on utilizing Guangxi’s natural herbal medicine resources to produce drugs that meet the demand of the Chinese domestic market. Guangxi is a province with a wealth of natural resources for developing traditional Chinese medicine. In addition, they also used great efforts to discover advanced production process of Levodopa and Corydalis Saxicola Bunting (Yanhuanglian), to develop better understanding of the composition of Hydroxycamptotbecine and its derivatives, to develop key technology of figure print quality control, and to research the production technology of herbal medicine in limestone mountainous areas.

Extensive Wholesale and Retail Distribution Network

We operate wholesale and retail distribution networks covering major cities, townships, and counties of Guangxi province. Our wholesale network is the largest regional wholesale network in China, which offers more than 10,000 pharmaceutical products to our clients. Further, Baicaotang Retail offers more than 3,200 pharmaceutical products in more than 100 retail stores, enjoying the leading market position in many major cities of Guangxi province.

Economic of Scope and Integration Ability

We believe we have the potential to expand our scale by acquiring more wholesale and retail networks. Established in the early 1970s, our production facility has accumulated a large reserve of production licenses, established an experienced management team, formed a strong research and development team, and developed solid relationships with local raw material providers.

Experienced Management Team with Proven Track Record

Over the past decade, Mr. Hui Tian Tang, Chairman of our board of directors and other members of our senior management team have taken a successful leadership in our operations and increased our revenue and profit. Many members of our senior management team have worked with us since our inception or otherwise have broad experience in the retail industry, and have developed extensive expertise in operating a national chain of drugstores, which is important to our future development. Our Chief Operating Officer, Jing Hua Li, has extensive experience in chain store retailing, gained from his four years service with Meidong Bip-technology (AOBO), a multinational pharmaceutical corporation.  In addition, the majority of our mid-level managers and managers of our regional operations and stores have been with us for many years. These managers have obtained extensive experience through our internal management training system and real practice in managing retail stores and distribution centers.

Well-established Good Supply Practices (GSP) control system

Our logistics system is established in line with GSP. We also have a full-time GSP supervision body comprised of professionals with professional pharmacist qualification or pharmacist-in-charge titles. They are familiar with national laws and regulations on medicine quality, and have extensive knowledge and practical experience in the implementation of GSP in the enterprise.

Professional storage, advanced transportation equipment, comprehensive management system and detailed flow record are integral hardware and software of medicine business. The medicine warehouse occupies an area of 4,800 square meters, including warehouses of room temperature (0-30°C), cool (<20°C) and cold (2-8°C), stock control and subsidiary operation area, chemical laboratory and has advanced instruments and facilities.

GSP, which can be called a total quality control system for the pharmaceutical industry, is strictly observed from purchase to sale to storage, forming a secure tunnel for the medicine transportation and guaranteeing medicine quality.

Growth Strategy

Expanding of Our Wholesale and Retail Networks targeting the Second and Third Tier Cities and Rural Markets

We believe that maintaining a large number of retail stores in desirable geographic markets is essential to our competitiveness and our ability to increase our profitability. We are attempting to significantly expand our market presence in fast growing metropolitan markets in China by effectively leveraging our existing operating infrastructure.

Maintain and Improve Customer Loyalty with Effective Marketing and Promotional Programs

We believe that a strong brand name is critical to obtaining customers’ trust in our business, as well as building customer loyalty and increasing customer visits to our stores. As a result, we intend to continue promoting aggressively and effectively both our brand name and our private label products. Specifically, we will continue to deploy the following marketing and promotional initiatives:

1. adopting advanced category management by focusing on seasonal and cross-merchandising, and offering a wider selection of products;

2. offering services that are carefully tailored to our customers’ healthcare needs, including integrated health programs focused on health supplements, weight management, diabetes, infant care and birth control;

3. enhancing our customer loyalty by organizing community-based activities and targeted promotion programs;

4. using data mining techniques to tailor relevant promotional offers to our target customers, especially our loyalty members;

5. enlarging the number of our promotional partners and developing additional promotional campaigns with these partners; and

6. advertising our brand and private label products in selected newspapers that service our targeted cities.

Upgrade our Information Management Systems and Distribution Centers

We plan to upgrade our information management systems and processes by implementing new technologies, including the installation of a retail POS system, which will fully integrate product selection, procurement, pricing, distribution and retail management processes in line with global retailing best practices. The POS system is expected to improve our data aggregation capabilities and facilitate our category management decisions, enabling us to fine-tune product selection, pricing, shelf space allocation and store replenishment and distribution center replenishment triggers. We believe these improvements will yield significant benefits to us in the form of lower costs and expenses related to procurement and distribution, improved merchandise replenishment and increased real-time visibility of our inventory position, merchandise mix and product movements, leading to increases in our gross profit.

Selectively Pursue Complementary Acquisitions of Chain Stores and Wholesale Networks

We currently plan to selectively acquire drugstore chains or independently operated drugstores that complement our existing store network or help us to establish a presence in new markets. In particular, we plan to grow through first acquiring similar businesses in the cities in Guangxi province and then acquiring business targets outside of the Guangxi province. We target retail chains or individual stores in prime locations and with good brand names, well-developed facilities and customer bases that are complementary to ours, and which are commercially attractive. We believe that our relationship with many industry participants and our knowledge of, and operational expertise in, the drugstore market in China will assist us in making acquisitions. We also believe that we can rapidly and successfully integrate newly acquired stores into our current distribution network and quickly realize operating and financial benefits.

We will target on those previously state-owned pharmaceutical groups that have both wholesale networks and drugstore chains, but have experienced financial difficulties due to inefficient management. Every one of them was allocated a piece of land for warehouses situated in downtown areas since their establishment under the former planned economy. As land has appreciated at an ever rapid rate, especially those lands situated in prime locations, we will attempt to acquire the land together but only with a bargain price for their aging pharmaceutical business. Our current practice is to reallocate the warehouse to some newly developed areas with lesser land cost, and develop the land as residential and commercial property for sale.

Intellectual Property

We believe our rights to our trade names and trademarks are the most important factors in implementing our marketing strategy. Our company’s name, Baicaotang (百草堂), means “Place for all kind of Chinese Herbal Medicines” in Chinese. We registered “Baicaotang (百草堂)” as the trademark for our business group, and Asio (亚太) as the trademark for the medicines that our production plant produces.

Under the PRC law, we have the exclusive right to use a trademark for products and services for which the trademark has been registered with the State Administration for Industry and Commerce, which is a requirement for all commercial entities in China. Trademark registration is valid for 10 years, starting from the day the registration is approved. If we believe that a third party has infringed upon our exclusive rights with respect to any of our registered or licensed trademarks, we may, through appropriate administrative and civil procedures, institute proceedings to request the relevant authority for an injunction or to resolve the infringement through negotiation with the infringer. The relevant authority also has power to impose fines, confiscate or destroy the infringing products or equipment used to manufacture the infringing products. As our brand names and trademarks become more recognized in the pharmaceutical market in China, we are devoting additional resources to increasing and enforcing our trademark rights, which is critical to our overall branding strategy and reputation.

We also rely on trade secrets to protect our know-how and other proprietary information. Like other retailers, we generate proprietary information in connection with our operations, such as pricing, purchasing, promotional strategies, customer lists and supplier lists. We believe this proprietary information is essential to the operations of our business and the success of our competition strategies. Therefore, we strive to protect such information. For example, the key members of our management team have signed a confidentiality agreement with us pursuant to which they have committed not to disclose the confidential information acquired during their employment with us and not to compete with us for three years after their employment terminates.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. To our knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or any of our companies or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Employees

Currently, we have 816 full time employees. We will increase the number of our full time employees as our business operations continue to grow and expand.

Property

Liuzhou Baicaotang

Liuzhou Baicaotang owns a 2753.5 square meter office space, located at No. 102, Chengzhan Road, Liuzhou City, Guangxi Province, PRC, as its corporate headquarter. In addition, Liuzhou Baicaotang also owns other properties listed below:

1.	Approximately 364.2 square meter store space located at Building 2, 197 No. 3 Middle Road, Liuzhou City, Guangxi province;

2.	Approximately 10.7 square meter store space located at No. 1-3 XingLong Building, Zhongshan Middle Rd., Liuzhou City, Guangxi province;
3.	Approximately 539.4 square meter store space located at Floor 1, 197 No. 3 Middle Road, Liuzhou City, Guangxi province;
4.	Approximately 346.85 square meter store space located at No. 10 Shizi Rd., Luzhai Town, Luzhai County, Guangxi province;
5.	Approximately 5,655,6 square meter store space located at No. 6 Changfeng Rd. Liuzhou City, Guangxi province;
6.	Approximately 3,279.7 square meter store space located at No. 4 Changfeng Rd., Liuzhou City, Guangxi province;
7.	Approximately 1,558.05 square meter store space located at Desheng Village, Litang Town Bingyang County, Guangxi province;
8.	Approximately 380.6 square meter store space located at No. 15 May First Rd,, Liuzhou City, Guangxi province; and
9.	Approximately 2,048 square meter store space located at 9 District, Liupai Zhen, Tian’e County, Guangxi province.

Hefeng Pharmaceutical

Hefeng Pharmaceutical owns a 44,982.18 square meter business facility located at 3 Development District, Donglan County, which is used as its principal executive offices and plant.

Baicaotang Retail

The principal executive offices of Baicaotang Retail are located at No. 102, Chengzhan Road, Liuzhou City, Guangxi Province, PRC. Baicaotang Retail currently operates 66 retail chain stores. Most of the chain stores managed by Baicaotang Retail are located in  the following towns, counties and municipal cities: Liuzhou City, Ronghui County, Sangjiang County, Liujiang County, Nandan County, Yongfu County, Bama County, Binyang County, Yongan County, Laibin City, and Rongan County. The addresses of the chain stores are attached hereto as Exhibit 99.4.

The space of the retail chain stores ranges in size from 85 square meters to 168 square meters. Except for two retail store space which is owned by Baicaotang Retail, all other chain store space is under lease. The monthly rents of the chain stores range from approximately $140.00 to $250.00, and most of the leases have a three year term.

All the lease agreements have similar terms and provisions. A copy of form of lease agreement is attached hereto as Exhibit 10.15.

RISK FACTORS

Risks Relating to Our Business

OUR OPERATING HISTORY MAY NOT SERVE AS AN ADEQUATE BASIS TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

Our operating history may not provide a meaningful basis on which to evaluate our business. We cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

o	raise adequate capital for expansion and operations;

o	develop our business model and strategy and adapt and modify them as needed;

o	increase awareness of our brands, protect our reputation and develop customer loyalty;

o	manage our expanding operations and service offerings, including the integration of any future acquisitions;

o	maintain adequate control of our expenses;

o
anticipate and adapt to changing conditions in the medical over-the-counter, pharmaceutical and nutritional supplement markets in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

 If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

OUR FAILURE TO COMPETE EFFECTIVELY MAY ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. We are operating in a large market with many competitors. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

WE CANNOT ASSURE YOU THAT OUR GROWTH STRATEGY WILL BE SUCCESSFUL WHICH MAY RESULT IN A NEGATIVE IMPACT ON OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW.

One of our strategies is to grow organically through increasing the distribution and sales of our products by penetrating existing markets in PRC and entering new geographic markets in PRC as well as other parts of Asia and the United States. However, many obstacles to entering such new markets exist, including, but not limited to, international trade and tariff barriers, shipping and delivery costs, costs associated with marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES IN ACHIEVING OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to: (i) limit our investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE MAY HAVE DIFFICULTY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS FROM INFRINGEMENT RESULTING IN LAWSUITS REQUIRING US TO DEVOTE FINANCIAL AND MANAGEMENT RESOURCES THAT WOULD HAVE A NEGATIVE IMPACT ON OUR OPERATING RESULTS.

We regard our trademarks and other similar intellectual properties as critical to our success. We rely on trademark and other similar intellectual properties, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. We have received trademark registration for certain of our products in the PRC. No assurance can be given that our licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost.

Presently, we sell our products mainly in PRC. To date, no trademark or patent filings have been made other than in PRC. To the extent that we market our products in other countries, we may have to take additional action to protect our intellectual property. The measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own or copy our products.

OUR PRODUCTS AND THE PROCESSES COULD EXPOSE US TO SUBSTANTIAL PRODUCT LIABILITY CLAIMS WHICH WILL NEGATIVELY IMPACT OUR PROFITABILITY.

We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that have received regulatory approval for commercial sale. To date, we have not experienced any product liability claims. However, that does not mean that we will not have any such claims with respect to our products in the future which will negatively impact our profitability.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of Hui Tian Tang, our Chairman and Chief Executive Officer and our other executive officers.  The loss of the services of our Chairman and Chief Executive Officer, or any of our other executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals.

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We did not declare any dividends for the year ended December 31, 2008 and have not declared any dividends to date in 2009. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to the People's Republic of China

THE SALES PRICES OF SOME MEDICINES ARE CURRENTLY CONTROLLED BY THE CHINESE GOVERNMENT AND THAT MAY ADVERSELY AFFECT OUR BUSINESS.

Prices paid by end consumers for many of our medicines are regulated by PRC's State Development and Reform Commission. PRC justifies its need to control the drug prices on the basis that, at present, only workers at state or private companies have health insurance. About 900 million rural Chinese people and 35 million urban unemployed Chinese people lack insurance coverage and cannot afford expensive drugs. Our future profitability might suffer if a significant portion of our revenues were to be derived from products whose final selling prices were state-controlled and if those prices were held at levels close to or below our cost of sales.

SALES OF OUR PRODUCTS COULD BE HARMED BY THE WIDESPREAD PRESENCE OF COUNTERFEIT MEDICATION IN PRC NEGATIVELY IMPACTING OUR PROFITABILITY.

Chinese counterfeiting of pharmaceuticals and other products affecting public health has grown in tandem with counterfeiting and piracy of goods such as brand-name clothing, compact discs and computer software. This situation affects China Baicaotang and other major domestic and foreign drug manufacturers in PRC, especially for products marketed through the OTC rather than hospital channel. Currently, active pharmaceutical ingredients are governed only by chemical regulations. Our ability to increase sales as rapidly as we would like, and our profitability, could be affected if this problem persists or worsens.

CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO THE PRC COULD ADVERSELY AFFECT OUR COMPANY.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as controls on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

THE RECENT NATURE AND UNCERTAIN APPLICATION OF MANY PRC LAWS APPLICABLE TO US CREATE AN UNCERTAIN ENVIRONMENT FOR BUSINESS OPERATIONS AND THEY COULD HAVE A NEGATIVE EFFECT ON US.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

THE APPROVAL OF THE CHINESE SECURITIES REGULATORY COMMISSION (“CSRC”) MAY BE REQUIRED IN CONNECTION WITH THIS OFFERING UNDER A RECENTLY ADOPTED PRC REGULATION; SINCE THIS OFFERING DID NOT COMMENCE PRIOR TO THE EFFECTIVE DATE OF THE REGULATION, WE MAY BE REQUIRED TO OBTAIN CSRC APPROVAL FOR THIS OFFERING AND WE CAN NOT CURRENTLY PREDICT THE CONSEQUENCES OF ANY FAILURE TO OBTAIN SUCH APPROVAL.

On August 8, 2006, six PRC regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, promulgated a regulation that became effective on September 8, 2006. This regulation, among other things, purports to require offshore special purpose vehicles, or SPVs, formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals, such as our company, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. While the application of this new regulation is not yet clear, we believe, based on the advice of our PRC counsel, that CSRC approval is not required if trading of our shares of common stock commenced prior to the effective date of the regulation. Although the CSRC is expected to promulgate formal implementing rules and/or regulations and possibly other clarifications, the procedures, criteria and timing for obtaining any required CSRC approval have not been established and it is unclear when these will be established. Therefore, since this Offering did not commence prior to the effective date of the regulation and our shares of common stock did not commence trading prior to the effective date of the regulation, we may be required to obtain CSRC approval for this Offering and we cannot currently predict the criteria, timing or procedures for obtaining the CSRC approval or the consequences of any failure to obtain such approval.

RECENT PRC REGULATIONS RELATING TO THE ESTABLISHMENT OF OFFSHORE SPECIAL PURPOSE COMPANIES BY PRC RESIDENTS MAY SUBJECT OUR PRC RESIDENT SHAREHOLDERS TO PERSONAL LIABILITY AND LIMIT OUR ABILITY TO INJECT CAPITAL INTO OUR PRC SUBSIDIARIES, LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE PROFITS TO US, OR OTHERWISE ADVERSELY AFFECT US.

The State Administration of Foreign Exchange (“SAFE”) issued a public notice in October 2005 (the “SAFE Notice”), requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose company.” PRC residents that are shareholders of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. Our current beneficial owners who are PRC residents have registered with the local SAFE branch as required under the SAFE Notice. The failure of these beneficial owners to timely amend their SAFE registrations pursuant to the SAFE Notice or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE Notice may subject such beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to our company or otherwise adversely affect our business.

Other Risks

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.
Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises (“FIEs”) for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. As our operations are primarily in PRC, any significant revaluation or devaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. We may not be able to hedge effectively against in any such case. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition. Benda’s operating companies are FIEs to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

IT MAY BE DIFFICULT TO AFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

As our operations are presently based in PRC and a majority of our directors and all of our officers reside in PRC, service of process on our company and such directors and officers may be difficult to effect within the United States. Also, our main assets are located in PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

WE MAY EXPERIENCE CURRENCY FLUCTUATION AND LONGER EXCHANGE RATE PAYMENT CYCLES WHICH WILL NEGATIVELY AFFECT THE COSTS OF OUR PRODUCTS SOLD AND THE VALUE OF OUR LOCAL CURRENCY PROFITS.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than PRC at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

SINCE MOST OF OUR ASSETS ARE LOCATED IN PRC, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION ARE SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our assets are predominantly located inside PRC. Under the laws governing FIEs in PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency's approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

FAILURE TO COMPLY WITH THE U.S. FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Chinese companies and some other foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, and our executive officers and employees have not been subject to the U.S. Foreign Corrupt Practices Act.  We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with this Offering and Our Shares of Common Stock

WE HAVE BROAD DISCRETION IN DETERMINING HOW TO USE THE PROCEEDS FROM THIS OFFERING AND WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL IN SPENDING THE PROCEEDS IN WAYS WHICH INCREASE OUR PROFITABILITY OR MARKET VALUE, OR OTHERWISE YIELD FAVORABLE RETURNS.

We plan to utilize net proceeds of this Offering in the manner described in this Memorandum under “Use of Proceeds.” Nevertheless, we will have broad discretion in determining specific expenditures.  You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning the purposes to which the funds will ultimately be applied. We may not be successful in spending the proceeds of this Offering, whether in our existing operations or as part of our expansion plans, in ways which increase our profitability or market value, or otherwise yield favorable returns.

OUR SHARES OF COMMON STOCK HAVE NO TRADING AND THERE CAN BE NO ASSURANCE THAT THERE WILL BE AN ACTIVE MARKET FOR OUR SHARES OF COMMON STOCK EITHER NOW OR IN THE FUTURE.

Our shares of Common Stock have no trading, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of Common Stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of Common Stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our Common Stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of Common Stock as collateral for any loans.

WE MAY BE SUBJECT TO THE PENNY STOCK RULES WHICH WILL MAKE THE SHARES OF OUR COMMON STOCK MORE DIFFICULT TO SELL.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of Common Stock sell below $5.00 per share.  Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.   The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our Common Stock. As long as our shares of Common Stock are subject to the penny stock rules, the holders of such shares of Common Stock may find it more difficult to sell their securities.

SALES OF OUR CURRENTLY ISSUED AND OUTSTANDING STOCK MAY BECOME FREELY TRADABLE PURSUANT TO RULE 144 AND MAY DILUTE THE MARKET FOR YOUR SHARES AND HAVE A DEPRESSIVE EFFECT ON THE PRICE OF THE SHARES OF OUR COMMON STOCK.

A substantial majority of the outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act (“Rule 144”). As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a non-affiliate who has held restricted securities for a period of at least six months (one year after filing Form 10 information with the SEC for shell companies such as Purden Lake and former shell companies) may sell their shares of common stock.  Under Rule 144, affiliates who have held restricted securities for a period of at least six months (one year after filing Form 10 information with the SEC for shell companies such as Purden Lake and former shell companies) may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company's outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTC Bulletin Board). A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of Common Stock, may have a depressive effect upon the price of our shares of Common Stock in any active market that may develop.

THE SHARES OF COMMON STOCK AND THE SHARES OF COMMON STOCK UNDERLYING THE WARRANTS INCLUDED IN THE UNITS SOLD IN THIS OFFERING ARE “RESTRICTED SECURITIES” AND MAY NOT BE RESOLD UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

The shares of Common Stock and the Warrants included in the Units sold in this Private Placement are “restricted securities” and may not be resold unless they are registered under the Securities Act or unless an exemption from registration is available. The shares of Common Stock and the shares of common stock to be issued upon the exercise of Warrants will be “restricted securities” as such term is defined in Rule 144.  Accordingly, they may not be resold unless they are registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available.  Any such exemption must be established to our satisfaction, and we are not obligated to supply shareholders with information necessary to make exempt sales.  Under the terms of this Offering, Investors are granted registration rights and we have agreed to file a registration statement to register our shares of Common Stock and the shares of Common Stock underlying the Warrants simultaneously with the closing of this Offering.  However, even if a registration statement is filed with the SEC, there is no guarantee that the SEC will permit such registration to become effective.  Investors must be prepared to bear the economic risk of investment for an indefinite period of time.  See “Transfer of Securities.”

THERE CAN BE NO ASSURANCE THAT THE PRICE OF OUR SHARES OF COMMON STOCK WILL MEET OR EXCEED THE EXERCISE PRICE OF THE WARRANTS DURING THE EXERCISE PERIOD OR AT ANY TIME THEREAFTER.

Unless the price of our shares of Common Stock equals or exceeds the exercise price of the Warrants at the time of such exercise, an Investor may not be able to exercise his Warrants profitably.  There can be no assurance that the price of our shares of Common Stock will meet or exceed the exercise price of the Warrants during the exercise period or at any time thereafter.  Accordingly, should an Investor choose to exercise the Warrants, the value of our shares of Common Stock purchased upon such exercise may be less than the Warrant exercise price the Investor pays. The Warrant may be worthless and expire unexercised if the price of our shares of Common Stock does not exceed the Warrant exercise price.

INVESTORS MAY EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE OF OUR COMMON STOCK IF THEY ELECT TO EXERCISE THE WARRANTS.

Investors may experience immediate and substantial dilution in net tangible book value per share of our Common Stock if they elect to exercise the Warrants.  The exercise price of the Warrants may be substantially higher than the net tangible book value per share.  Accordingly, if Investors exercise the Warrants, they will likely experience immediate and substantial dilution in the net tangible book value per share and further dilution if we issue shares of our Common Stock in the future. As a result of this dilution, in the event of our subsequent liquidation, Investors exercising their Warrants may receive significantly less than the full exercise price that they paid for the shares of our Common Stock.

INVESTORS MAY EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE OF OUR COMMON STOCK IN THE EVENT WE ISSUE SHARES OF OUR COMMON STOCK IN THE FUTURE.

There are additional authorized but unissued shares of our Common Stock that may be later issued by our management for any purpose without the consent or vote of the stockholders. Investors purchasing in this Offering may be further diluted in their percentage ownership in the event additional shares are issued by us in the future.

MANAGEMENT’S DISCUSSION AND ANALYSISOF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

BUSINESS OVERVIEW

Liuzhou Baicaotang, Hefeng Pharmaceutical, and Baicaotang Retail operate three interrelated business segments – wholesale, retail and manufacture of pharmaceutical products.

• Wholesale Business

The Company conducts its wholesale business by purchasing from suppliers of pharmaceutical products and then distributing them to its wholesale customers, including hospitals, retail drug stores, other pharmaceutical wholesalers, clinics, medical centers, and individuals. The primary business activity since the inception of the Company in 1956, wholesale activity occurs within a geographical zone encompassing nearly 50 million people.  The Company operates one of the largest regional wholesale networks supported by strategically placed warehouse facilities.

The Company believes it has a significant market share in several major cities including Nanning, Liuzhou, and Wuzhou in the Guangxi province.  Wholesale revenue has grown from approximately $30.2 million in 2006 to approximately $89.6 million in 2008.

Over 8,000 products are distributed in compliance with China’s regulations over the pharmaceutical industry.  Additionally, the wholesale business maintains approximately 10,000 agency contracts.  Products are procured from nearly 4,000 suppliers as well as Hefeng Pharmaceutical which is wholly owned by the Company.

• Retail Business

Located in Liuzhou City, Guangxi province, and established in 2001, Baicaotang Retail operates the largest regional wholesale network in Guangxi province, consisting of 66 directly owned retail stores in Guangxi province under the registered name “Baicaotang 百草堂.” Our retail stores provide high-quality convenient and professional pharmaceutical services, and supply a wide variety of medicines, including western medicine, traditional Chinese medicine, dried Chinese herbal medicine, roughly processed Chinese herbal medicine, family planning products, and seasonal medicine.

• Hefeng Pharmaceutical

Located in Donglan District, Guangxi province and built on approximately 40,000 square meters of land owned by the Company, Hefeng Pharmaceutical was established in 1970 as a state-owned company and was privatized in 2006. Hefeng operates four products units: (1) Chinese herbal medicine abstraction unit for raw material and medicine paste with 100 tons of annual abstraction capacity; (2) granular formulation unit with an annual production capacity of 2 billion packages; (3) pill formulation unit with annual production capacity of 3 billion pills, and (4) liquid formulation unit with an annual production capacity of 0.1 billion injection.

Hefeng Pharmaceutical produces and sells pharmaceutical products under the registered name “Asio (亚太）” in traditional anti-inflammatory and antibacterial drugs, cancer treatment drugs, cardio-vascular disease drugs and hepatitis drugs. Hefeng Pharmaceutical’s best-selling products include Tabellae Sarcandrae, Corydalis Saxicola Bunting (Yanhuanglian), Hydroxycamptotbecine Injection, Yinge Tongmai Tea and Levodopa, etc. In addition, Hefeng Pharmaceutical owns a raw material plantation base, maintains a comprehensive framework for research and development of pharmaceutical products which is undertaken by a few specialized development teams, and launches new products on a regular basis.

RESULTS OF OPERATIONS

Nine Months ended September 30, 2009 Compared to the Nine Months ended September 30, 2008

The following table sets for the key components of our results of operations for the periods indicated for Ingenious.

	Nine months ended
	September 30
	(Unaudited)
	2009	2008
Sales revenue	$99,473,445	$85,515,029
Cost of sales	72,944,350	63,331,372
Gross profit	26,529,095	22,183,657
Operating expenses
Administrative expenses	2,807,799	2,125,503
Research and development expenses	52,969	-
Selling expenses	2,577,153	1,458,392
	5,437,921	3,583,895
Income from operations	21,091,174	18,599,762
Interest income	65,902	28,813
Other income	70,754	69,087
Other expenses	(11,990)	(103,545)
Finance costs	(1,090,930)	(988,436)
Income before income taxes	20,124,910	17,605,681
Income taxes	(4,748,741)	(4,018,843)
Net income	$15,376,169	$13,586,838
Other comprehensive income
Foreign currency translation
Adjustments	25,143	1,046,791
Total comprehensive income	$15,401,312	$14,633,629

Sales Revenue.  During the nine months ended September 30, 2009, we had sales revenue of $99,473,445, as compared to sales revenue of $85,515,029 during the nine months ended September 30, 2008, an increase of $13.9 million or approximately 16.32%. This increase was mainly attributable to an increase of $12.6 million revenue from our pharmaceutical distribution operations. The increase of pharmaceutical distribution operations was the result of increase in the quantity and range of products sold to our existing hospital clients, which was attributable to China’s expansion of her healthcare coverage for city residents, including unemployed population, and implementation of New Rural Corporative-Medicare scheme for rural population. In addition, the respective increase of $0.8 million and $0.5 million of our retail and manufacturing business also contributed to the increase in the sales revenue during the period.

Gross Profit. Cost of Sales was $72,944,350 for the nine months ended September 30, 2009 as compared to $63,331,372 for the nine months ended September 30, 2008. Gross profit was $26,529,095 for the nine months ended September 30, 2009 as compared to $22,183,657 for the nine months ended September 30, 2008, representing an increase of $4,345,438 or approximately 19.59%.  Our gross profit margin was 26.7% and 25.9% from the nine months ended September 30, 2009 and September 30, 2008 respectively. The increase in gross profit margin was mainly attributed to the increase in sales of higher profit margin products through our retail chain stores. Gross margin of our retail chain stores increased to 32% for the nine months ended September 30, 2009 from 25% from the same period in 2008.

Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $5,437,921 for the nine months ended September 30, 2009, as compared to $3,583,895 for the nine months ended September 30, 2008, representing an increase of $1.9 million or approximately 51.73%. The increase was partly attributable to the $1.1 million increase in selling expenses in the nine months ended September 30, 2009, which was primarily due to the increase in our marketing staff’s wages and salaries, payment for staff welfare and transportation costs in connection with our increased sales and marketing activities. In addition, the respective increase of $0.7 million and $0.05 million in administrative and research expenses also contributed to the increase in our operating expenses. The increase in administrative expenses in the nine months ended September 30, 3009 was primarily due to an increase in wages and salaries, staff benefits, post-employment benefits, rental expenditures from our open retail stores.

Net Income. We had net income of $15,376,169 for the nine months ended September 30, 2009 as compared to $13,586,838 for the nine months ended September 30, 2008, representing an increase of $0.7 million or approximately 13.17%. The increase in net income resulted from increase in our sales revenues and gross profits. The increase in net income was partially offset by the increase in selling, general and administrative expenses, finance cost and taxation for the nine months ended September 30, 2009 compared to the same period ended September 30, 2008.

Year Ended December 31, 2008, 2007 and 2006

The following table sets forth the key components of our results of operations for the periods indicated for Ingenious.

	Year Ended
	December 31,
	2008	2007	2006
Sales revenue	$108,991,329	$66,359,554	$32,020,449
Cost of sales	79,361,987	53,307,827	25,212,469
Gross profit	29,629,342	13,051,727	6,807,953
Operating expenses
Administrative expenses	3,341,605	1,954,536	1,673,242
Research and development expenses	763,995	-	-
Selling expenses	2,122,153	1,209,891	1,170,458
	6,227,753	3,164,427	2,843,700
Income from operations	23,401,589	9,887,300	3,964,253
Interest income	29,315	30,186	21,436
Other income	143,426	78,966	64,985
Finance costs	(1,260,290)	(658,912)	(512,329)
Income before income taxes	22,314,040	9,337,540	3,557,181
Income taxes	(5,656,878)	(3,161,419)	1,235,124
Net income	$16,657,162	$6,176,121	$2,322,057

Year Ended December 31, 2008 Compared to Year ended December 31, 2007

Revenue. During the year ended December 31, 2008, we had sales revenues of $108,991,329 as compared to sales revenues of $66,359,554 during the year ended December 31, 2007, representing an increase of $42.6 million or approximately 64.24%. The increase was primarily due to the respective increase of $24.5 million and $10.6 million from our pharmaceutical distribution and retail business. This increase is attributable in part to a full implementation of the New Rural Co-operative Medicare Scheme, and the expanding coverage of Medicare Scheme for city residents. The implementation of the medical reform resulted in an increase in our total sales revenue. In addition, the acquisition of Hefeng Pharmaceutical in 2008 also resulted in sales revenue growth of $7.6 million.

Gross Profit. Cost of Sales, which consists mainly of purchasing of raw materials and products was $79,361,987 for the year ended December 31, 2008, as compared to cost of sales $53,307,827 for the year ended December 31, 2007.  We had gross profits of $29,629,342 for the year ended December 31, 2008, as compared to gross profits of $13,051,727 for the year ended December 31, 2007, representing gross margins of approximately 27.19% and 19.67%, respectively.  The increase in gross profit margin was primarily due to the change in factors affecting the price range for our customers. For our hospital customers, we established a pricing range aligned with our suppliers through the PRC government-mandate collective tender offer. The average increase in profit margin achieved from the hospital customers was attributable the growth of gross profit margin. In addition, the acquisition of a manufacturing business entity, which has a comparatively higher profit margin of 62% contributed to the increase in profit margin.

Selling, General and Administrative Expenses. Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $3,063,326, or 96.81%, from $3,164,427 in 2007 to $6,227,753 in 2008. The increase was due to the increases of selling expenses of $1.3 million, administrative expenses of $0.9 million, and $0.8 million of research development expenses for the year ended December 31, 2008. The increase in selling expenses was attributable to the increase in wages and salaries of our marketing personnel, staff welfare and transportation costs in connection with increase in the sales and marketing activities. In addition, the acquisition of Hefeng Pharmaceutical in 2008 also contributed an increase of $0.6 million. The selling expenses of Hefeng pharmaceutical involve mainly the commission, advertising fee and the salaries of marketing staff.  The increase in the administrative expenses was attributable to the increases of $0.4 million in the level of the salaries, wages, staff benefit cost, and the increase in legal and professional fee in our pharmaceutical distribution operation and retail pharmacy business for the year ended December 2008 as compared the same period ended 2007.  In addition, the acquisition of Hefeng also contributed to the increase of $0.4 million for the year ended December 31, 2008. The increasse in research development expenses was due to the acquisition of Hefeng Pharmaceutical in 2008.

Net Income. We had net income of $16,657,162 for the year ended December 31, 2008, as compared to net income of $6,176,121 for the year ended December 31, 2007, which represents an increase of approximately 169.70%. Besides a natural growth of 30% of the net income, among this 169.70% increase of net income, a larger percentage of net income contribution from higher net-profit-margin business units fueled the growth, including net income derived from retail business and net income derived from Hefeng Pharmaceutical, which was acquired in 2008.  In addition, cost control was also effectively performed, and a higher net profit margin was achieved in general.

Year Ended December 31, 2007 Compared to Year ended December 31, 2006

Revenue. During the year ended December 31, 2007, we had sales revenues of $66,359,554 as compared to sales revenues of $32,020,449 during the year ended December 31, 2006, representing an increase of $34.3 million or approximately 107%. The increase was primarily due to the increase of $25.6 million from our pharmaceutical distribution. The increase of pharmaceutical distribution operations was mainly derived from the increase in the quantity and range of products sold to our existing hospital clients. It was the result of the China’s expansion of her healthcare coverage for city residents and our marketing effort of the penetration to the hospitals located at the boundary area. In addition, our retail business also contributed to an increase of $8.7 million to the total sales growth from last year. The increase was primarily due to an increase of our 12 directly owned stores which was newly opened in 2007. Further, the growth of revenue from our directly owned new stores opened in 2005, which began to exhibit a stronger revenue in 2007 as the new stores became more mature, also contributed to the increase in the revenue of our retail business.

Gross Profit. Cost of Sales, which consists mainly of purchasing of raw materials and products, was $53,307,827 for the year ended December 31, 2007, as compared to cost of sales $25,212,469 for the year ended December 31, 2006.  We had gross profits of $13,051,727 for the year ended December 31, 2007, as compared to gross profits of $6,807,953 for the year ended December 31, 2006, representing gross margins of approximately 19.7% and 21.2%, respectively. The decrease in gross profit margin was primarily due to the reduction of profit margin from our pharmaceutical distribution operations. The decrease was attributed to the tender of a lower price to penetrate the hospital markets rapidly in the midst of the opportunity of the development of medical insurance coverage.

Selling, General and Administrative Expenses. Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $320,727, or 11.3%, from $2,843,700 in 2006 to $3,164,427 in 2007. The increase was due to the increase of selling expense of $39,433, and the increase of administrative expense of general $281,294.  The increase of selling expense was primarily attributed to an increase of the wages and salaries of our retail business upon the increase of the drug stores, and was partly offset by the reduction in the loss of the written of of the inventories. The increase of administrative expense was due to the increase of the staff benefit cost, post-employment benefit, rental of newly owned drug stores and repair work.

Net Income. We had net income of $6,176,121 for the year ended December 31, 2007, as compared to net income of $2,322,057 for the year ended December 31, 2008, which represents an increase of $3.8 million or approximately 166%. The increase was primarily due to the substantial increase of sales through the penetration of the hospital market and the net income derived thereon from our pharmaceutical distribution.  To the less extent, the increase in the net income derived from the retail business through the increase of stores and the growth of the existing stores contributed to the growth of net income.

Liquidity and Capital Resources

We believe that our existing sources of liquidity, along with cash expected to be generated from services will be sufficient to fund our operations, anticipated capital expenditures, working capital and other financing requirements for at least the next twelve months. We will continue to monitor our expenditures and cash flow position and we do not believe that we shall be forced to enter into any long or short term debt arrangements.

	For the Nine	For the Nine	For the Year	For the Year	For the Year
	Months Ended	Months Ended	Ended	Ended	Ended
	September 30,	September 30,	December 31,	December 31,	December 31,
	2009	2008	2008	2007	2006
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)

Net cash provided by/ (used in) operating activities	$12,351,789	$17,803,120	$11,484,674	$4,018,824	$3,892,082
Net cash provided by/(used in) investing activities	176,636	(350,857)	(831,135)	(2,969,462)	(1,416,546)
Net cash provided by/ (used in) financing activities	(1,227,902)	(11,459,004)	(9,731,694)	(653,904)	(2,512,199)
Foreign currency translation	7,205	221,405	(176,397)	(18,621)	10,032
Net increase in cash and equivalents	11,307,728	6,214,664	745,448	376,837	(26,631)
Cash and equivalents, beginning of period	1,265,184	519,736	519,736	142,899	169,530
Cash and equivalents, end of period	$12,572,912	$6,734,400	$1,265,184	$519,736	$142,899

Operating Activities

Cash provided by operating activities was $11,484,674 for the twelve months of 2008 compared to $4,018,824 for fiscal 2007. Operating cash flows for 2008 reflects primarily net cash receipts derived from business operations and the increase was primarily due to the $10 million increase in net income in 2008 as compared to the same period of 2007. The increase in net cash from operations was limited by the slowdown of account receivable repayment by our hospital clients whose delay in repayment was increased to 69 days in 2008 as compared to 47 days in 2007.

Cash provided by operating activities was $4,018,824 for the twelve months of 2007 compared to $3,892,082 for 2006. The increase was due to the increase in net income in 2007 as compared to the same period of 2006. The increase was offset by an increase of the inventories level.

Cash provided by operating activities was $12,351,789 for the nine months ended September 30, 2009, compared to $17,803,120 for the same period in 2008, representing a decrease of 5,451,331 or approximately 30.62%. The decrease was attributable to our reduction in delay in cash payment to vendors in order to increase our product variety and increase our inventory level. Such decrease was, to certain degree, offset by increase in our use of bills and restricted cash for creditor settlement.

Investing Activities

Cash used in investing activities was $831,135 for the twelve months of 2008, compared to $2,969,462 for fiscal year 2007. The decrease in cash used was primarily due to the cash obtained from the subsidiary which was acquired in fiscal year 2008.

Cash used in investing activities was $2,969,462 for the twelve months of 2007, compared to $1,416,546 for fiscal year 2006. The decrease in cash used was primarily due to payment advance to some related companies.

Cash provided by investing activities was $176,636 for the nine months ended September 30, 2009, compared to 350,857 used in investing activities for the same period in 2008. The increase in the cash provided by investing cash flows for the first nine months of 2009 was due to advance loan repayment from some related companies.

Financing Activities

Cash used in financing activities of $9,731,694 for the twelve months of fiscal year 2008, compared to $653,904 for fiscal year 2007. The increase was primarily due to the $4.9 million increase in dividends paid to the former shareholders of Liuzhou Baicaotang for the twelve months ended December 2009 as compared to the same period last year. In addition, increase was also attributable to the increase in loan repayments to directors and banks.

Cash used in financing activities of $653,904 for the twelve months of fiscal year 2007, compared to $2,512,129 for fiscal year 2006. The decrease in cash used was primarily due to the reduction in the net repayment of bank and other loan. The decrease was offset partly by the payment of dividends to the former shareholders of Liuzhou Baicoatang which not exist as compared to the same period last year, and the repayment of advance to related companies.

Cash used in financing activities were $1,227,902 for the nine months ended September 30, 2009 compared to 11,459,004 for the same period in 2008. The decrease in cash used in financing activities for 2009 was primarily because we did not pay any dividends that were declared and paid to the former shareholders of Liuzhou Baicaotang. In addition, the decrease was also attributable to reduction in loan repayment to directors. ..

MANAGEMENT

Appointment of New Officers and Directors

On the Closing Date, Lisa Lopomo resigned from the Board and all of the officer positions that she held at the Company, and Huitian Tang was appointed as Chairman of the Board and Xiao Yan Zhang was appointed as a member of the Board. In addition, on the Closing Date, Hui Tian Tang and Xiao Yan Zhang were appointed to serve as the Chief Executive Officer, Chief Financial Officer, and the Vice President of Corporate Strategy, respectively, Following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with rule 14F-1 under the Exchange Act, Ms. Lopomo’s resignation as a director shall become effective and Hui Tian Tang and Xiao Yan Zhang shall serve as directors of the Company, with Huitian Tang serving as Chairman of the Board.

Set forth below is information regarding the newly appointed directors and executive officers:

Name	Age	Position
Hui Tian Tang	47	Chief Executive Officer and Chairman
Xiao Yan Zhang	36	Chief Financial Officer and Secretary

Mr. Hui Tian Tang

Mr. Tang is the president of Liuzhou Baicaotang and a registered practicing pharmacist.  He graduated from Guangxi Chinese Medicine University.

Mr. Tang has been the president of Liuzhou Baicaotang since 2001.  In 1993, he was hired as the general manager by Liuzhou Baicaotang (f/k/a Guangxi Liuzhou Wholesaler) and was promoted to president of the company in 2001. Mr. Tang has over 25 years experience in the traditional Chinese medicine industry. As the president of China Baicaotang, Mr. Tang is responsible for the formulation of strategies, decision-making on investment projects and development directions on the operations and overall business management, and led us successfully through the privatization process in 2001. Prior to his employment with Liuzhou Baicaotang in 1993, Mr. Tang was hired by Guangxi Jinchengjiang Medicine Wholesaler Group since 1983.

Ms. Xiao Yan Zhang

Ms. Zhang joined Liuzhou Baicaotang in May 2008 as our Corporate Strategy VP.  Prior to joining Liuzhou Baicaotang, from 2006 to 2008 she was a corporate finance advisor to First Asia Finance Group.  Ms. Zhang is an Associate Member of CPA Australia.  She received a Masters degree in accounting from Curtin University of Technology, Australia in 2007, an MBA in International Business from CMSD Switzerland in 2001 and a BA (Honors) in Marketing from Portsmouth University, UK in 2004.

Family Relationship

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Employment Agreements

Liuzhou Baicaotang has entered into an employment agreement with MrHui Tian Tang pursuant to which Mr. Tang was hired as the Chief Executive Officer of Liuzhou Baicaotang. To date, we have not entered into employment agreements with any other members of our executive officers.

A copy of the employment agreement is attached hereto as Exhibit 10.15.

Code of Ethics

We have adopted a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives.  A copy of the Code of Ethics is attached hereto as Exhibit 14.1.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our Company during the past five years.

Director Compensation

None of the directors have received compensation for their respective services rendered to the Company for the year ended December 31, 2008

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors, and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

EXECUTIVE COMPENSATION

CHINA BAICAOTANG MEDICINE LIMITED COMPENSATION SUMMARY

Summary Compensation Table

The following table shows for the periods ended December 31, 2008 and 2007, compensation awarded to or paid to, or earned by, our officer and director.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lisa Lopomo, President and CEO,	2008	$—	—	—	—	—	—	—	$—
	2007	$—	—	—	—	—	—	—	$—

Outstanding Equity Awards at Fiscal Year End

There are no outstanding equity awards at December 31, 2008.

LIUZHOU BAICAOTANG COMPENSATION SUMMARY

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hui Tian Tang CEO	2008	$27,027	—	—	—	—	—	—	$27,027
	2007	$27,027	—	—	—	—	—	—	$27,027

Kwok Wai Ng	2008	$—	—	—	—	—	—	—	$—
CFO	2007	$—	—	—	—	—	—	—	$—

Jing Hua Li	2008	$21,592	—	—	—	—	—	—	$21,592
COO	2007	$21,592	—	—	—	—	—	—	$21,592
Xiao Yan Zhang	2008	$—	—	—	—	—	—	—	$—
VP Corporate Strategy	2008	$—	—	—	—	—	—	—	$—

Outstanding Equity Awards at Fiscal Year End

There are no outstanding equity awards at December 31, 2008.

Option Plan

There are no stock options and no common shares set aside for any stock option plan.

Director Compensation

Our directors will not receive a fee for attending each Board meeting or meeting of a committee of the Board. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of the Closing of the Private Placement and Share Exchange on December 30, 2009 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, and named executive officer, and (iii) all of our directors and executive officers as a group. As of December 30, 2009, we had 37,089,370 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is c/o Guangxi Liuzhou Baicaotang Medicine Limited, No. 102 Chengzhan Road, Liuzhou City, Guangxi Province, PRC.

All share ownership figures include shares of our Common Stock and securities convertible or exchangeable into shares of our Common Stock within sixty (60) days of December 30, 2009, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

Xiao Yan Zhang (3)	22,480,000	60.61%

All directors and executive officers as a group (1 persons)	22,480,000	60.61%
___________________________

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based upon 37,089,370 shares of Common Stock issued and outstanding.

(3)
Xiao Yan Zhang is a citizen of Hong Kong and the Chief Executive Officer, Secretary and director of the Company. Pursuant to an Earn-in Agreement dated October 22, 2009 by and among Ms. Zhang and listed buyers, the listed buyers could exercise a call option to purchase from Ms. Zhang a total of 22,2480,000 shares of common stock upon the Company’s achievement of certain performance goals for 2009 and 2010.  A copy of the earn-in agreement is attached herein as Exhibit 10.5.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ChinaBaicaotang Medicine Limited

Lisa Lopomo has loaned the Company $1,000 with zero interest. On November 30, 2006, a total of 1,000,000 shares of Common Stock were issued to Lisa Lopomo at $0.005 per share or $5,000. On January 2, 2007 Lisa Lopomo, paid $5,000 on behalf of the Company for the cost of the mining claim. She was issued 1,000,000 shares of common stock at $.005 per share for a total of $5,000 in exchange for the cash paid out. On July 21, 2007, Lisa Lopomo was issued 1,000,000 shares of common stock in exchange for $5,000, or $0.005 per share.

Forever Well

On March 28, 2008, Forever Well entered into an agreement with the stockholders of Liuzhou Baicaotang to acquire their entire equity interest in Liuzhou Baicaotang at a cash consideration of approximately $1,470,588 (RMB10, 000,000) which is the registered and fully paid up capital of Liuzhou Baicaotang.

Liuzhou Baicaotang

On April 1, 2008, Liuzhou Baicaotang entered into a Stock Purchase Agreement with Property Management, pursuant to which Liuzhou Baicaotang transferred 51% of the equity interest that it owned in Baicaotang Retail to Property Management for a consideration of approximately $22,500 (RMB 153,000).  A copy of the Stock Purchase Agreement is attached hereto as Exhibit 10.6.

On May 3, 2008, Liuzhou Baicaotang entered into a Shares Pledge Agreement with the shareholders of Property Management, pursuant to which the shareholders of Property Management pledged their 100% equity interest in Property Management to Liuzhou Baicaotang for a loan of approximately $22,500 (RMB 153,000). A copy of the Shares Pledge Agreement is attached hereto as Exhibit 10.7.

On February 25, 2009, Liuzhou Baicaotang entered into a Shares Pledge Agreement with Property Management, pursuant to which Property Management pledged 100% of its equity interest in Baicaotang Retail to Liuzhou Baicaotang for a loan of approximately $196,618 (RMB 1,377,000) from Liuzhou Baicaotang.  A copy of the Shares Pledge Agreement is attached hereto as Exhibit 10.8.

On July 31, 2008, Liuzhou Baicaotang entered into a Share Repurchase Agreement with Property Management, pursuant to which Liuzhou Baicaotang shall have the irrevocable preemptive right to repurchase from Property Management all equity interest held or will be held by Property Management in Baicaotang Retail. A copy of the Share Repurchase Agreement is attached hereto as Exhibit 10.9.

On July 21, 2008, Xiao Yan Zhang entered into an Earn-in Agreement with the original shareholders of Liuzhou Baicaotang, pursuant to which the original shareholders Liuzhou Baicaotang are granted the rights to acquire all the issued and outstanding common stock of the Company.  A copy of the Earn-in Agreement is attached hereto as Exhibit 10.5.

On December 19, 2008, Liuzhou Baicaotang entered into a loan agreement with Liuzhou City Commercial Bank in the amount of approximately $733,500 (RMB 5,000,000), pursuant to which Baicaotang Property Development Limited pledge part of its premise to the bank as security interest for the loan.  A copy of the loan agreement is attached hereto as Exhibit 10.10.

On December 29, 2008, Liuzhou Baicaotang entered into a loan agreement with Rurol Credence Cooperation of Guangxi in the amount of approximately $514,706 (RMB 3,500,000), pursuant to which Baicaotang Property Development Limited pledge part of its premise to the bank as security interest for the loan.  A copy of the loan agreement is attached hereto as Exhibit 10.11.

On January 15, 2009, Liuzhou Baicaotang entered into a loan agreement with Agricultural Bank of China Liuzhou Branch in the amount of approximately $660,150 (RMB 4,500,000), pursuant to which both the Baicaotang Property Development Limited and Wuxuan Baicaotang Medicine Limited pledge part of their land and property to the bank as security interest for the loan. A copy of the loan agreement is attached hereto as Exhibit 10.12.

On September 12, 2008, Liuzhou Baicaotang entered into a loan agreement with Rural Banking Cooperation in the amount of approximately $1,173,600 (RMB 8,000,000), pursuant to which Baicaotang Property Development Limited pledge part of its premise to the bank as security interest for the loan.

On February 8, 2007, Mr. Huitian Tang entered into a loan agreement with Industrial and Commercial Bank of China Guangxi Branch in the amount of approximately $234,720 (RMB1,600,000), pursuant to which Guangxi Liuzhou Baicaotang Medicine Limited, Guigang Branch pledge part of its assets to the bank as security interest for the loan. Mr. Huitian Tang then lent the full amount of the above loan to the Liuzhou Baicaotang for working capital. On December 31, 2008, a mutual agreement was signed among Mr. Tang, Industrial and Commercial Bank of China Guangxi Branch and Liuzhou Baicaotang, pursuant to which Liuzhou Baicaotang assume the obligation to repay the principal amount and accrued interest from January 1, 2009 onwards.

On February 12, 2007, Jiang You Ru entered into a loan agreement with Industrial and Commercial Bank of China Guangxi Branch in the amount of approximately $264,060 (RMB1,800,000), pursuant to which Guangxi Liuzhou Baicaotang Medicine Limited, Guigang Branch pledge part of its assets to the bank as security interest for the loan. Mr. Ru then lent the full amount of the above loan to the Liuzhou Baicaotang for working capital. On December 31, 2008, a mutual agreement was signed among Mr. Ru, Industrial and Commercial Bank of China Guangxi Branch and Liuzhou Baicaotang, pursuant to which Liuzhou Baicaotang assume the obligation to repay the principal amount and accrued interest from January 1, 2009 onwards.

In addition, we also entered into the following transactions with related parties as follows:

	Year ended			Nine months ended
	December 31			December 31
	2006	2007	2008	2008	2009
	RMB	RMB	RMB	RMB	RMB
Sales of goods
Liucheng Medicine Limited	1,518,684	1,311,879	3,041,079	2,449,004	952,310
Guangxi Tianhu Medicine Limited	8,775,650	7,205,776	5,698,569	2,877,830	1,851,979
Guangxi Liuzhou Baicaotang Medicine Limited, Guigang Branch	14,353,460	9,125,093	8,757,748	6,989,355	6,162,965
Wuxuan Baicaotang Medicine Limited	2,309,226	2,139,716	3,383,839	1,687,689	1,038,972

Hefeng Pharmaceutical

From 2006 to 2009, Mr. Li Jing Hua entered into a series of loan agreement with Hefeng Pharmaceutical, pursuant to which Hefeng Pharmaceutical borrowed an aggregate of approximately$1,215,285 at monthly interests ranging from 5.8% to 6.8%. All of the loan agreements have similar terms and provisions. A copy of the form of loan agreement is attached hereto as Exhibit 10.13.

PRINCIPAL STOCKHOLDERS
 Pre-Closing

The following table sets forth prior to the Closing of the Private Placement and Share Exchange, certain information with respect to the beneficial ownership of our Common Stock by each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock, as well as by each of our current directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Lisa Lopomo	Common	3,000,000	54.55%
Officers and Directors as a Group	Common	3,000,000	54.55%

Notes:

(1)
Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Based on 5,500,000 shares of Common Stock issued and outstanding pre-Closing.

Post-Closing

The following table sets forth certain information, as of the Closing of the Private Placement and Share Exchange, with respect to the beneficial ownership of our Common Stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, as well as by each of our current directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated.

Name	Number of Shares Beneficially Owned	Percent of Shares (1)
Xiao Yan Zhang (2)	22,480,000	60.61%
Tang Hui Fan	1,960,000	5.28%
Su Bi Xun	1,960,000	5.28%
Officer and Directors as a Group	26,400,000	71.17%

(1)	Based upon 37,089,370 shares of Common Stock issued and outstanding as of the Closing of the Private Placement and Share Exchange.

(2)
Xiao Yan Zhang, the majority shareholder of Ingenious immediately prior to the Closing of the Private Placement and Share Exchange, entered into an Earn-In Agreement as of August 31, 2009. Subject to the terms and provision of the Earn-In Agreement, Ms. Zhang will release to the original Liuzhou Baocaotang Shareholders, on a pro rata basis, an aggregate of 22,480,000 shares of the Common Stock.

DESCRITPION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001. On the Closing Date, with the consummation of the Closing of the Private Placement and Share Exchange, and the cancellation of Common Stock by Lisa Lopomo, there will be 37,089,370 shares issued and outstanding on a fully diluted basis.

The holders of shares of our Common Stock currently (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors of the company; (ii) are entitled to share ratably in all of the assets of the company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. Please refer to the Articles of Incorporation,

By-Laws and the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of the company's securities.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the company's directors.

Preferred Shares

Currently, we do not have any shares of preferred stock authorized.  In the event we wanted to issue preferred stock, we would be required to obtain shareholder consent to designate a class of preferred stock.

Holders

As of the date hereof, we have 138 shareholders holding 37,089,370 shares of our issued and outstanding Common Stock.

Warrants

In connection with the Closing of the Private Placement, we issued to the Investors five-year warrants to be exercisable into 1,244,368  Warrant Shares at an exercise price of $3.81 per share. In addition, we also issued to the Co-Placement Agent five-year warrants to be immediately exercisable into 248,937 Warrant Shares at an exercise price of $3.04 per share, as a portion of the commission for the Private Placement.

Options

As of the date hereof, we do not have any options issued and outstanding.

Dividend

During the first nine months of 2008, Liuzhou Baicaotang declared and paid to its original shareholders dividends of a total of $6,940,000 in cash.

The declaration or payment of any future cash dividend will be at the discretion of the Board and will depend upon the earnings (if any), capital requirements and financial position of the company, general economic conditions, and other pertinent factors. It is our present intention not to declare or pay any cash dividends in the foreseeable future, but rather to reinvest earnings (if any), in our business operations.

Registration Rights

Pursuant to the Subscription Agreement of the Private Placement, on or prior to the thirtieth (30th) day after the Closing (the “Registration Statement Filing Date”), we shall file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), (i) registering for resale by the Investors (a) the Offering Shares and (b) the Warrant Shares; and (ii) registering for resale by the Co-Placement Agents and other agents shares of Common Stock underlying any warrants issued to them in connection with the Private Placement  (all of the foregoing securities being collectively referred herein as the “Registrable Securities”). We shall use our best efforts to have the Registration Statement declared effective prior to the 150th day following the Closing, provided, however, that in the event of a “full review” by the SEC, we shall be afforded an additional 30 days and shall have the Registration Statement declared effective prior to the 180th day following the Closing (the “Registration Effective Date”).

In the event that (i) the Registration Statement has not been (x) filed on or prior to the Registration Filing Date or (y) declared effective by the SEC on or before the Registration Effective Date; and (ii) the Registrable Securities included in such Registration Statement are not saleable under Rule 144, we shall pay to each Investor as liquidated damages, a cash payment equal to 1% of the aggregated amount invested by such Investor in the Private Placement for the first 30 days and 1% of the aggregated amount vested by such Investors in the Private Placement for every 30-day period thereafter until the Registration Statement has been filed and/or declared effective, or such proportionate percentage for any period less than 30 days.

Make Good Shares

In addition, pursuant to the Subscription Agreement, at the Closing, our management shareholders shall place four million (4,000,000) shares of their Common Stock (the “Make Good Shares”) in an escrow account administrated by the Make Good Escrow Agent. In the event we fail to achieve a performance target of $26,000,000 recurring operating net income under the U.S. GAAP before any extra-ordinary gain and excluding any non-cash expenses for our fiscal year ended December 31, 2010, the Make Good Escrow Agent shall distribute 1,000,000 Make Good Shares to all Investors on a pro rata basis for every $1,000,000 shortfall under the Performance Target.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
 AND OTHER SHAREHOLDER MATTERS

Our Common Stock is currently quoted on the OTCBB under the trading symbol “PDNK” and is not traded. No public market currently exists for the shares of Common Stock, and there can be no assurance that an active market will develop. There will be no market for the Units, Common Stock and Warrants offered in this Offering. Furthermore, the transfer of the Units, the Common Stock and the Warrants offered may be limited by federal or state securities laws.

As of December 30, 2009, there were 138 holders of record of our Common Stock.

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of the business. Payment of future dividends, if any, will be at the discretion of the Board after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation, provides to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation, is to eliminate our rights and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board may also authorize the Company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this report, our Board has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the Exchange Agreement on December 30, 2009, we issued 32,000,000 shares of our Common Stock to the shareholders of Ingenious, their affiliates or assigns, in exchange for 100% of the outstanding shares of Ingenious. Such securities were not registered under the Securities Act. The issuance of these shares was exempt from registration pursuant to Section 4(2) of, and Regulation D/Regulation S promulgated under the Securities Act. We made this determination based on the representations of the Ingenious shareholders which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders  understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On December 30, 2009, simultaneously with the Closing of the Share Exchange, we consummated a Private Placement for the issuance and sale of units, consisting of an aggregate of 2,489,370 shares of Common Stock and warrants to purchase up to  1,244,368 shares of Common Stock at a price per share of $3.81 for gross proceeds in the amount of approximately $6,323,002. The issuance of these securities was exempt from registration pursuant to Section 4(2) of, and Regulation D/Regulation S promulgated under the Securities Act. We made this determination based on the representations of the Investors which included, in pertinent part, that such Investors were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Investors  understood that the shares of our Common Stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In connection with the Private Placement, the Co-Placement Agents received a cash fee equal to 10% of the gross proceeds of the Private Placement plus non-accountable allowance equal to 3% of the gross proceeds, and warrants to purchase  248,937 shares of our Common Stock at a price per share of $3.04. The issuance of the Placement Agent Warrants was exempt from registration pursuant to Section 4(2) of, and Regulation D/Regulation S promulgated under the Securities Act. We made this determination based on the representations of the Co-Placement Agents which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that the Co-Placement Agents were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Co-Placement Agents  understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 5.01 Changes In Control of the Registrant

At the Closing, we consummated the Share Exchange contemplated by the Exchange Agreement, pursuant to which we acquired all of the issued and outstanding ordinary shares of Ingenious in exchange for the issuance of 32,000,000 shares of our Common Stock to the Ingenious Shareholder, representing approximately 92.49% of our issued and outstanding shares of Common Stock immediately upon the closing of the Share Exchange.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no arrangements which may result in a change in control at a subsequent date.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On the Closing Date, Lisa Lopomo resigned from the Board and all of the officer positions that she held at the Company, and Hui Tian Tang was appointed as Chairman of the Board and Xiao Yan Zhang was appointed as a member of the Board. In addition, on the Closing Date, Hui Tian Tang and Xiao Yan Zhang were appointed to serve as the Chief Executive Officer and Chief Financial Officer respectively, Following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with rule 14F-1 under the Exchange Act, Ms. Lopomo’s resignation as a director shall become effective and Hui Tian Tang and Xiao Yan Zhang shall serve as directors of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 28, 2009, pursuant to the majority consent of our shareholders and the unanimous consent of our Board, we changed our company name from “Purden Lake Resource Corp.” to “China Baicaotang Medicine Limited.” A copy of the amendment of the Certificate of Incorporation is attached hereto as Exhibit 5.1.

On December 30, 2009, with the unanimous consent of the Board, we changed our fiscal year end from March 31 to December 31.

 Item 5.06 Change In Shell Company Status

As described in Item 1.01 of this Form 8-K, on December 30, 2009, we entered into the Exchange Agreement and consummated the Share Exchange, pursuant to which we acquired all of the issued and outstanding ordinary shares of Ingenious in exchange for the issuance of the Exchanges Shares to the Ingenious Shareholders.

As a result of the Share Exchange, Ingenious became our wholly-owned operating subsidiary and, upon the issuance of the Exchange Shares, the Ingenious Shareholders owns approximately 92.48% of all of our issued and outstanding Common Stock. After the closing of the Private Placement, we currently have a total of 37,089,370 shares of Common Stock issued and outstanding.

As the result of the consummation of the Share Exchange, we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

(i) Audited consolidated financial statements as of and for the years ended December 31, 2008 and 2007, and related notes thereto of Ingenious and its subsidiaries

(ii) Unaudited consolidated financial statements as of and for the nine months ended September 30, 2009 and 2008 of Ingenious and its subsidiaries

(b) Pro forma financial information.

(i) Notes to Unaudited pro forma financial statements.

 (ii) Unaudited pro forma financial statements.

(c) Exhibits.

2.1	Share Exchange Agreement Dated December 23, 2009.

5.1	Certificate of Amendment of Certificate of Incorporation effective December 28, 2009.

10.1	Subscription Agreement Dated October 23, 2009

10.2	Co-Placement Agent Agreement Dated October 21, 2009

10.3	Escrow Deposit Agreement Dated October 21, 2009

10.4	Form of Warrant

10.5	Earn-In Agreement dated October 22, 2009.

10.6	Stock Purchase Agreement by and among Liuzhou Baicaotang and Property Management dated as of April 1, 2008

10.7	Shares Pledge Agreement by and between Liuzhou Baicaotang and the Shareholders of Property Management dated as of May 3, 2008

10.8	Shares Pledge Agreement by and between Liuzhou Baicaotang and Property Management dated as of February 25, 2009

10.9	Share Purchase Agreement by and between Liuzhou Baicaotang and Property Management dated July 31, 2008.

10.10	Loan Agreement between Liuzhou Baicaotang and Liuzhou City Commercial Bank

10.11	Loan Agreement between Liuzhou Baicaotang and Rurol Credence Cooperation of Guangxi.

10.12	Loan Agreement between Liuzhou Bcaicaotang and Agricultural Bank of China Liuzhou B ranch.

10.13	Form of Loan Agreement by and between Li Jin Hua and Hefeng Pharmaceutical.

10.14	Form of Retail Chain Lease Agreement
10.15	Employment Agreement between Hui Tian Tang and Liuzhou Baicaotang Medicine Limited

14.1	Code of Ethics

23.1	Consent of Independent Certified Auditor

99.1	Audited consolidated financial statements as of and for the years ended December 31, 2008, 2007 and 2006 and related notes thereto of Ingenious and its subsidiaries

99.2	Unaudited consolidated financial statements as of and for the nine months ended September 30, 2009 and 2008 of Ingenious and its subsidiaries

99.3	Unaudited Pro Forma Financial Statements

99.4	Retail Chain Store Address Chart

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAICAOTANG MEDICINE LIMITED

By:	/s/ Huitian Tang
Name:	Huitian Tang
Title:	Chief Executive Officer

Dated: December 31, 2009